Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media	Investor
	David Klaassen	Matt Beasley
	(405) 553-6431	(405) 558-4600

Enable Midstream Partners Announces Quarterly Distributions

OKLAHOMA CITY (Feb. 8, 2019) -- Enable Midstream Partners, LP (NYSE: ENBL) announced that the board of directors of its general partner declared today a quarterly cash distribution of $0.318 per unit on all outstanding common units for the quarter ended Dec. 31, 2018. The distribution is unchanged from the previous quarter. The quarterly cash distribution of $0.318 per unit on all outstanding common units will be paid Feb. 26, 2019, to unitholders of record at the close of business on Feb. 19, 2019.

Enable also announced today that the board declared a quarterly cash distribution of $0.625 per unit on all Series A Preferred Units for the quarter ended Dec. 31, 2018. The quarterly cash distribution of $0.625 on all Series A Preferred Units outstanding will be paid Feb. 14, 2019, to unitholders of record at the close of business on Feb. 8, 2019.

About Enable Midstream Partners

Enable owns, operates and develops strategically located natural gas and crude oil infrastructure assets. Enable’s assets include over 13,500 miles of natural gas and crude oil gathering pipelines, approximately 2.6 Bcf/d of processing capacity, approximately 7,800 miles of interstate pipelines (including Southeast Supply Header, LLC of which Enable owns 50 percent), approximately 2,200 miles of intrastate pipelines and eight storage facilities comprising 86.0 billion cubic feet of storage capacity. For more information, visit www.enablemidstream.com.

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